Exhibit P

SUBSCRIPTION AGREEMENT

TO:           RESPONSE BIOMEDICAL CORP.

The undersigned (referred to herein as the “Purchaser”), hereby irrevocably subscribes to purchase from Response Biomedical Corp. (the “Issuer”) the number of common shares (the “Purchased Securities” and each individually, a “Purchased Security”) of the Issuer set out below for a subscription price of US$0.56 per Purchased Security (the “Purchase Price”). This subscription plus the attached terms and conditions (the “Terms and Conditions”) and Schedule A attached hereto are collectively referred to as the “Subscription Agreement”. The Purchaser agrees to be bound by the Terms and Conditions and agrees that the Issuer may rely upon the covenants, representations and warranties contained in the Subscription Agreement.

Number of Purchased Securities: 5,268	Aggregate Subscription Amount: US$2,950.08

Name and Address of Purchaser:	Registration Instructions (if different):

ORBIMED ASSOCIATES III, LP

By: OrbiMed Advisors LLC, its Managing Member	Name

Name of Purchaser (please print)

By:
Authorized Signature	Account Reference, if applicable

Member
Official Capacity or Title (please print)

(Please print name of signatory if different from the name of the Purchaser printed above.)	Address, including province

Purchaser’s Address, including province:	Delivery Instructions (if different):

601 Lexington Avenue, 54th Floor, New York, NY, 10022	Name

Account Reference, if applicable
telephone Number:

Fax Number:

E-mail Address:
Address, including province

Telephone Number

INSTRUCTIONS FOR PURCHASERS The Purchaser must: (1) Read this Subscription Agreement; (2) Complete and execute the face page of this Subscription Agreement;

(3) Make payment for the Purchased Securities as required by section 2 of the Terms and Conditions; and (4) Deliver the signed documents as required by section 3 of the Terms and Conditions.

ACCEPTANCE:  The Issuer hereby accepts the above subscription subject to the Terms and Conditions of this Subscription Agreement.

RESPONSE BIOMEDICAL CORP.

Per:	Date:
Name: Position:

SUBSCRIPTION AGREEMENT

TERMS AND CONDITIONS

1.	Acceptance

1.1
The Issuer may accept or reject this Subscription Agreement in whole or in part at any time prior to the Closing Time (as defined herein). The Purchaser is aware that the offer made by this subscription is irrevocable (subject to satisfaction of the conditions precedent set out in section 0 below) and is subject to the approval for listing of the Purchased Securities by the Toronto Stock Exchange (“TSX”) and certain other conditions precedent set out below and will not become an agreement between the Purchaser and the Issuer until accepted by the Issuer signing in the space above.

1.2
If this Subscription Agreement is rejected in whole, the Purchaser understands that any funds, certified cheques and bank drafts delivered by the Purchaser to the Issuer representing the purchase price for Purchased Securities will be promptly returned to the Purchaser without interest and this Subscription Agreement shall thereafter be of no force or effect.  If this Subscription Agreement is accepted only in part, the Purchaser understands that a cheque representing the portion of the purchase price for that portion of its subscription for Purchased Securities that is not accepted will be promptly delivered to the Purchaser without interest and this Subscription Agreement will continue in full force and effect to the extent the subscription was accepted.

2.	Payment

The Purchaser shall deliver the aggregate amount payable in respect of the Purchased Securities subscribed for hereby to the Issuer at least one Business Day (as defined herein) prior to the Closing Date (as defined herein), by wire transfer of immediately available funds to the account designated by the Issuer as set out below, or payable in such other manner as may be specified by the Issuer.

Paying Bank:	The Toronto-Dominion Bank
Toronto, ON Canada

SWIFT Code:	TDOMCATTTOR

Beneficiary Bank:	The Toronto-Dominion Bank
4 Bentall Centre
1055 Dunsmir Street
Vancouver, BC Canada
V7X 1P3

Transit # (USD):	95120

Payment Details:	For further credit to Response Biomedical Corp.
Account # (USD):	7306363

3.	Additional Deliveries and Conditions for Acceptance

The offer, sale and issuance of the Purchased Securities is subject to the following conditions, each of which may be waived, in whole or in part, by the Issuer in its sole discretion:

3.1	The Purchaser shall complete, sign and return to the Issuer, two Business Days before the Closing Date:

(a)	one completed and executed copy of this Subscription Agreement;

(b)	one completed and executed copy of Schedule A to this Subscription Agreement;

(c)	any other document required by applicable Securities Laws (as defined herein) which the Issuer requests.

The Purchaser acknowledges and agrees that such documents, when executed and delivered by the Purchaser, will form part of and will be incorporated into this Subscription Agreement with the same effect as if each constituted a representation and warranty or covenant of the Purchaser hereunder in favour of the Issuer.  The Purchaser acknowledges and agrees that this offer, the Purchase Price and any other documents delivered in connection herewith will be held by the Issuer until such time as the conditions set out in this Subscription Agreement are satisfied.

For the purposes hereof, “Business Day” means any day except Saturday, Sunday or a statutory holiday in Vancouver, British Columbia.

3.2
Any obligation of the Issuer to sell the Purchased Securities to the Purchaser is subject to (a) performance by the Purchaser of its covenants under and in accordance with this Subscription Agreement; (b) the truth, at the time of acceptance of this Subscription Agreement by the Issuer and at the Closing Date, of the Purchaser’s representations and warranties in this Subscription Agreement; (c) the Issuer having obtained all required regulatory approvals to permit the completion of the offer, sale and issuance; and (d) the Purchaser executing and delivering all requisite documentation as required by this Subscription Agreement, and applicable Securities Laws with respect to the Purchased Securities.

3.3
Any obligation of the Purchaser to purchase the Purchased Securities is subject to (a) performance by the Issuer of its covenants under and in accordance with this Subscription Agreement; (b) the truth, at the time of acceptance of this Subscription Agreement by the Issuer and at the Closing Date, of the Issuer’s representations and warranties in this Subscription Agreement; (c) the Issuer having obtained all required regulatory approvals to permit the completion of the offer, sale and issuance of the Purchased Securities to the Purchaser; (d) in consideration of the payment of the applicable purchase price by the Purchaser, remittance to the Purchaser of certificates representing the Purchased Securities registered in accordance with the instructions of the Purchaser; and (e) delivery by the Issuer’s legal counsel of a legal opinion addressed to the Purchaser dated the Closing Date, in form and substance satisfactory to the Purchaser’s legal counsel, acting reasonably, which opinion shall address such matters as is customary for transactions of this nature.

3.4
The Purchaser understands that the information provided herein will be relied upon by the Issuer for purposes of determining the eligibility of the Purchaser to purchase the Purchased Securities.  The Purchaser agrees to provide upon request any additional information that the Issuer determines necessary or appropriate in determining the Purchaser’s eligibility, acting reasonably.

3.5
For the purposes hereof, “Securities Laws” means the securities laws, regulations and rules, and the blanket rulings, policies, guidelines and written interpretations of and multilateral or national instruments adopted by the securities regulators of the Province of British Columbia and the rules and policies of the TSX.

4.	Closing

4.1
Closing of this subscription for the Purchased Securities (the “Closing”) will be completed at the offices of Blake, Cassels & Graydon LLP in Vancouver, British Columbia, at 10:00 am (Vancouver time), or such other place or time as the Issuer may determine (the “Closing Time”) on June 1, 2016, or such later date as the Issuer and Purchaser may agree upon (the “Closing Date”).

4.2
A single certificate endorsed by the Issuer representing the Purchased Securities subscribed for hereunder will be delivered to the address specified for delivery by the Purchaser, at the Closing Time upon satisfaction of the Conditions for Acceptance described in Section 3.

4.3
If the Closing does not occur, the Issuer shall return this Subscription Agreement and any funds, certified cheques and bank drafts delivered by the Purchaser to the Issuer representing the purchase price for Purchased Securities, without interest, to the Purchaser.

5.	Representations, Warranties and Covenants of the Purchaser

By executing this Subscription Agreement, the Purchaser represents, warrants and covenants to the Issuer as at the date of acceptance of this Subscription Agreement by the Issuer and unless given at a particular date, at the Closing Date and  acknowledges that the Issuer is relying thereon that:

(a)
the Purchaser understands that the Purchased Securities subscribed for by the Purchaser hereunder form part of a larger offering (the “Offering”) of common shares by the Issuer upon and subject to the terms and conditions set forth herein, which Offering may, at the Issuer’s discretion, be consummated in one or more separate closings on separate dates;

(b)	the Purchaser acknowledges that

(i)	the Purchaser is not a resident of the Province of British Columbia;

(ii)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchased Securities;

(iii)	there is no government or other insurance covering the Purchased Securities;

(iv)
there are risks associated with the purchase of the Purchased Securities and the Purchaser is knowledgeable or experienced in business and financial matters and is capable of evaluating the merits and risks of an investment in the Purchased Securities and is capable of bearing the economic risk of the investments;

(v)
there are restrictions on the Purchaser’s ability to resell the Purchased Securities and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the Purchased Securities;

(vi)
the Issuer has advised the Purchaser that the Issuer is relying on an exemption from the requirements to provide the Purchaser with a prospectus under the Securities Laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Laws, including, in most circumstances, statutory rights of rescission or damages, will not be available to the Purchaser;

(c)
if required by applicable Securities Laws or stock exchange rules, the Purchaser will execute, deliver and file or assist the Issuer in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Purchased Securities by the Purchaser as may be required by any applicable Securities Laws, securities commission, stock exchange or other regulatory authority;

(d)
the Purchaser’s ability to directly or indirectly, sell, exchange, transfer, assign, encumber or otherwise dispose of the Purchased Securities is limited by, among other things, the Securities Laws. In particular, the Purchaser acknowledges having been informed that the Purchased Securities, are subject to resale restrictions under National Instrument 45-102 – Resale of Securities (“NI 45-102”) and may not be sold or otherwise disposed of in Canada for a period of four months and one day from the Closing Date, unless a statutory exemption is available or a discretionary order is obtained from the British Columbia Securities Commission allowing the earlier resale thereof, and may be subject to additional resale restrictions if such sale or other disposition would be a “control distribution”, as that term is defined in NI 45-102;

(e)
the Purchaser is aware that the certificates evidencing the Purchased Securities (and any replacement certificate issued prior to the expiration of the applicable hold periods) will be endorsed with, or the ownership statement issued under a direct registration system or other electronic book-entry system will bear, legends setting out resale restrictions under applicable Securities Laws in substantially the following form, and also the legend described in Schedule A of this Subscription Agreement:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE.”

(f)	the Purchaser has the legal capacity and competence to execute this Subscription Agreement and to take all actions required pursuant hereto;

(g)
the Purchaser has not been created solely or primarily to use exemptions from the registration and prospectus exemptions under applicable Securities Laws and has a pre-existing purpose other than to use such exemptions;

(h)
the execution and delivery of this Subscription Agreement and the performance and compliance with the terms hereof will not result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of any constating documents, by-laws or resolutions of the Purchaser or any indenture, contract, agreement (whether written or oral), instrument or other document to which the Purchaser is a party or subject, or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser;

(i)
this Subscription Agreement has been duly and validly authorized, executed and delivered by, and upon acceptance by the Issuer constitutes a legal, valid, binding and enforceable obligation of, the Purchaser;

(j)
the Purchaser has not received, nor has the Purchaser requested, nor does the Purchaser have any need to receive, any prospectus, sales or advertising literature, offering memorandum or any other document (other than an annual or interim report, financial statements or any other document, other than an offering memorandum, the content of which is prescribed by statute or regulation) describing or purporting to describe the business and affairs of the Issuer which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the purchase of the Purchased Securities pursuant to the Offering;

(k)
the Purchaser has relied only upon publicly available information relating to the Issuer and not upon any verbal or written representation as to fact, and the Purchaser acknowledges that the Issuer has not made any written representations, warranties or covenants in respect of such publicly available information except as set forth in this Subscription Agreement.  Without limiting the generality of the foregoing, except as may be provided herein, no person has made any written or oral representation to the Purchaser that any person will re-sell or re-purchase the Purchased Securities, or refund any of the Purchase Price of the Purchased Securities, or that the Purchased Securities will be listed on any exchange or quoted on any quotation and trade reporting system, or that application has been or will be made to list any such security on any exchange or quote the security on any quotation and trade reporting system, and no person has given any undertaking to the Purchaser relating to the future value or price of the Purchased Securities;

(l)
the Purchaser agrees that it is solely responsible for obtaining such legal, tax and other advice as the Purchaser considers appropriate in connection with the execution, delivery and performance of this Subscription Agreement and the transactions contemplated hereunder;

(m)	the Purchaser is entitled under applicable Securities Laws to purchase such Purchased Securities without the benefit of a prospectus qualified under such Securities Laws;

(n)
the Purchaser is resident in the jurisdiction indicated on the face page of this Subscription Agreement as the “Purchaser’s Address” and such address was not created and is not used solely for the purpose of acquiring Purchased Securities;

(o)
the Purchaser (or any beneficial purchaser) is aware that the Purchased Securities have not been registered under the U.S. Securities Act or the securities laws of any state and the Purchased Securities may not be offered or sold, directly or indirectly, in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration;

(p)	the Purchaser agrees to the additional terms included in Schedule A hereto;

(q)
the Purchaser (and, if applicable, such beneficial purchaser) is an “accredited investor” who satisfies one or more of the criteria of Rule 501(a) of Regulation D  under the U.S. Securities Act purchasing the Purchased Securities directly from the Issuer and the Purchaser has completed Schedule A hereto and identified in Schedule A the appropriate category of accredited investor that correctly and in all respects describes the Purchaser (and, if applicable, such beneficial purchaser);

(r)
the Purchaser is purchasing the Purchased Securities with the benefit of the prospectus exemption provided by BC Instrument 72-503 – Distribution of Securities Outside British Columbia; and is either purchasing the Purchased Securities as principal for its own account, or is deemed to be purchasing the Purchased Securities as principal for its own account in accordance with applicable Securities Laws;

(s)
the Purchaser either (A) is not an “insider” of the Issuer or a “registrant” (each as defined under applicable Securities Laws) or (B) has identified itself to the Issuer as either an “insider” or a “registrant” (each as defined under applicable Securities Laws);

(t)	the Purchaser is knowledgeable of, or has been independently advised as to, the application or jurisdiction of the securities laws of the jurisdiction of its residence which apply to the subscription;

(u)	the Purchaser acknowledges that the Issuer shall have no obligation to register any purported sale, transfer or disposition which violates applicable Canadian or United States securities laws;

(v)
if it decides to offer, sell or otherwise transfer, pledge or hypothecate all or any part of the Purchased Securities, it will not offer, sell or otherwise transfer any of such Purchased Securities directly or indirectly, except:

(i)	to the Issuer;

(ii)
outside the United States (other than in Canada) in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(iii)
other than sales made to purchasers in Canada, in accordance with the exemptions from registration under the U.S. Securities Act provided by (A) Rule 144 thereunder, if available or (B) Rule 144A, thereunder, if available, and, in both cases, in accordance with applicable state securities laws of the United States;

(iv)
the Purchased Securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities; or in Canada in accordance with the Securities Laws, including the applicable hold period; and

prior to such sale pursuant to subsection (iii)(A) or (iv) it has furnished to the Issuer an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Issuer;

(w)
the funds representing the aggregate Purchase Price for the Purchased Securities which will be advanced by the Purchaser hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Purchaser acknowledges that the Issuer may in the future be required by law to disclose the Purchaser’s name and other information relating to this Subscription Agreement and the Purchaser’s subscription hereunder, on a confidential basis, pursuant to such Act.  To the best of its knowledge:  (a) none of the subscription funds to be provided by the Purchaser (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Purchaser; and (b) the Purchaser shall promptly notify the Issuer if the Purchaser discovers that any of such representations ceases to be true, and to provide the Issuer with appropriate information in connection therewith; and

(x)
the Purchaser is aware that (i) the Issuer may complete additional financings in the future in order to develop the Issuer’s business and to fund its ongoing development, (ii) there is no assurance that such financings will be available and, if available, on reasonable terms, (iii) any such future financings may have a dilutive effect on the Issuer’s securityholders, including the Purchaser, and (iv) if such future financings are not available, the Issuer may be unable to fund its on-going development and the lack of capital resources may result in the failure of the Issuer’s business.

6.	Reliance Upon Representations, Warranties and Covenants by Issuer

The Purchaser acknowledges that the representations, warranties and covenants made by the Purchaser in this Subscription Agreement (including without limitation those made in Schedule A to this Subscription Agreement) are made with the intent that they may be relied upon by the Issuer and its counsel to, among other things, determine the Purchaser’s eligibility to purchase the Purchased Securities, including without limitation the availability of exemptions from the registration and prospectus requirements of applicable Securities Laws in connection with the issuance of the Purchased Securities to the Purchaser. The Purchaser further covenants that by accepting the Purchased Securities, the Purchaser shall be representing and warranting that such representations and warranties are true as at the Closing Date with the same force and effect as if they had been made by the Purchaser at the Closing Date and that the covenants of the Purchaser made by it in this Subscription Agreement to be performed prior to the Closing Date have been performed.  The Purchaser undertakes to immediately notify the Issuer of any material change in any statement or other information relating to the Purchaser set forth herein or in Schedule A to this Subscription Agreement that takes place prior to the Closing Date.

7.	Representations, Warranties and Covenants of the Issuer

By executing this Subscription Agreement, the Issuer represents, warrants and covenants to the Purchaser that, as at the date of acceptance by the Issuer of this Subscription Agreement and unless given at a particular date, at the Closing Date and  acknowledges that the Purchaser is relying thereon that:

(a)
the Issuer and its subsidiary are each corporations incorporated, validly subsisting and in good standing under the laws of the jurisdictions in which they are incorporated and have all the requisite corporate power, authority and capacity to carry on their business as now conducted and to own or lease their properties and assets;

(b)
the Issuer has all necessary corporate power, authority and capacity to enter into and carry out its obligations under this Subscription Agreement and all other agreements and instruments to be executed by the Purchaser as contemplated by this Subscription Agreement and has taken all necessary corporate action in respect thereof;

(c)
the execution, delivery and performance by the Issuer of this Subscription Agreement and such other agreements and instruments and the consummation of the transactions contemplated by this Subscription Agreement and such other agreements and instruments have been duly and validly authorized by the Issuer;

(d)
the authorized share capital of the Issuer consists of an unlimited number of common shares, of which 9,925,256 were issued and outstanding as at May 17, 2016, and all issued common shares have been validly issued and are outstanding as fully paid and non-assessable;

(e)
as of May 17, 2016, there were no outstanding securities, notes or instruments convertible into or exercisable for common shares other equity interests of the Issuer, other than 1,393,211 incentive stock options of the Issuer, 231,016 restricted share units of the Issuer, 86,918 deferred share units of the Issuer and 86,848,002 common share purchase warrants exercisable to purchase up to 5,049,445 common shares of the Issuer, provided however, that 86,103,744 of such warrants, exercisable to purchase 4,305,187 common shares, cannot be exercised pursuant to their terms so long as the exercise price is above the current market price of the common shares;

(f)	all securities of the Issuer have been issued in all material respects in accordance with the provisions of all applicable securities laws and applicable corporate laws;

(g)	the Issuer has complied with and will fully comply with the requirements of applicable securities laws and applicable corporate legislation in respect of the Offering;

(h)
the Purchased Securities have been duly authorized for issuance and upon issuance pursuant to the provisions hereof will be validly issued and fully paid as non-assessable common shares in the capital of the Issuer;

(i)
this Subscription Agreement constitutes a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms subject, however, to the customary limitations with respect to bankruptcy, insolvency or other laws affecting creditors’ rights generally and to the availability of equitable remedies;

(j)
the execution and delivery of this Subscription Agreement and the compliance by the Issuer with the terms hereof, including the issue, sale and delivery of the Purchased Securities, will not result in any breach, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of the Issuer’s constating documents or by-laws, resolutions of the directors of the Issuer or any indenture, contract, agreement (whether written or oral), instrument or other document to which the Issuer is a party or subject, or any judgment, decree, order, statute, rule or regulation applicable to the Issuer;

(k)
except for approval for listing of the Purchased Securities by the TSX, no approval, authorization, consent or order of, and no filing, registration or recording with, any governmental authority or any third party is required of the Issuer in connection with the execution and delivery or with the performance by the Issuer of this Subscription Agreement;

(l)
the Issuer will within the required time, file with the TSX or any other applicable securities agency, any documents, reports and information, in the required form, required to be filed by Securities Laws in connection with the Offering, together with any applicable filing fees and other materials;

(m)
at the Closing Time, approval for listing of the Purchased Securities by the TSX will have been obtained subject to the fulfilment of any post-Closing filings referred to in the conditional acceptance letter from the TSX;

(n)
the Issuer is a “reporting issuer” in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador, Northwest Territories, Yukon and Nunavut and the Issuer is not in default of any of the material requirements of the applicable securities laws;

(o)	the common shares of the Issuer are listed and posted for trading on the TSX;

(p)	the Issuer is not a party to any unanimous shareholder, voting trust or similar agreement in each case relating to any of the issued and outstanding securities or equity interests of the Issuer;

(q)	the Issuer has not entered into a shareholders rights plan agreement or put in place a shareholders rights plan;

(r)
the Issuer is the owner of all of its property and assets used by it in connection with its business, unless leased or licensed, in each case with good and marketable title thereto, free and clear of any encumbrances and of any rights or privileges capable of becoming encumbrances, except as disclosed publicly by the Issuer any and all agreements pursuant to which the Issuer or its subsidiary holds or will hold any such interest in property, business or assets are in good standing in all material respects according to their terms, and the properties are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(s)
except as disclosed in the Issuer’s publicly filed documents, the Issuer and its subsidiary are not a party to any actions, suits or proceedings which could materially adversely affect its or its subsidiary’s business or financial condition, and, except as disclosed in such publicly filed documents, to the best of the Issuer’s knowledge no such actions, suits or proceedings have been threatened as at the date hereof.

8.	Survival

This Subscription Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the Issuer and the Purchaser, notwithstanding the completion of the purchase of the Purchased Securities by the Purchaser pursuant hereto or the subsequent disposition or exchange of the Purchased Securities by the Purchaser.

9.	Personal Information Authorization

By executing this Subscription Agreement, the Purchaser hereby consents to the collection, use and disclosure of the personal information provided herein and other personal information provided by the Purchaser or collected by the Issuer or its agents as reasonably necessary in connection with the Purchaser’s subscription for the Purchased Securities (collectively, “personal information”) as follows: (a) the Issuer may use personal information and disclose personal information to intermediaries such as the Issuer’s legal counsel and withholding and/or transfer agents for the purposes of determining the Purchaser’s eligibility to invest in the Purchased Securities and for managing and administering the Purchaser’s investment in the Purchased Securities; (b) if the Purchaser purchased securities through a registered dealer, the Issuer may disclose and collect such personal information relating to the Purchaser’s holding of the Purchased Securities to and from the dealer; (c) the Issuer and its agents may use the Purchaser’s tax identification number for income reporting purposes in accordance with applicable law; (d) the Issuer, its agents and advisors, may each collect, use and disclose personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities; (e) the Issuer and its agents and advisors may use personal information and disclose personal information to parties connected with the proposed or actual transfer, sale, assignment, merger or amalgamation of the Issuer or its business or assets or similar transactions, for the purpose of permitting such parties to evaluate and/or proceed with and complete such transaction.  Purchasers, assignees and successors of the Issuer or its business or assets may collect, use and disclose personal information as described in this Subscription Agreement.  The Purchaser acknowledges that the Issuer’s agents or intermediaries may be located outside of Canada, and personal information may be transferred and/or processed outside of Canada for the purposes described above, and that measures the Issuer may use to protect personal information while handled by agents, intermediaries or other third parties on its behalf, and personal information otherwise disclosed or transferred outside of Canada for the purposes described above, are subject to legal requirements in foreign countries applicable to the Issuer or such third parties, for example lawful requirements to disclose personal information to government authorities in those countries.

The Purchaser acknowledges (i) the delivery to the British Columbia Securities Commission of the Purchaser’s full name, residential address and telephone number, the number and type of securities purchased by the Purchaser, the total purchase price paid for the Purchased Securities, the prospectus exemption relied on under Securities Laws to complete such purchase, and the date of distribution, (ii) that such information is being collected indirectly by the British Columbia Securities Commission under the authority granted to it in securities legislation, (iii) that such information is being collected for the purposes of the administration and enforcement of the securities legislation of British Columbia, and (iv) that the British Columbia Securities Commission, by mail to Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia, V7Y 1L2, or by telephone at (604) 899-6500 or 1-800-373-6393 can be contacted to answer questions about the British Columbia Securities Commission’s indirect collection of such information. The Purchaser hereby authorizes the indirect collection of such information by the British Columbia Securities Commission.

10.	Governing Law

This Subscription Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  The Purchaser hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Subscription Agreement.

11.	Costs

All costs and expenses incurred by the Purchaser, including, without limitation, legal fees and disbursements relating to the purchase by the Purchaser of the Purchased Securities, shall be borne by the Purchaser.

12.	Assignment

This Subscription Agreement shall enure to the benefit of and be binding on the Issuer, the Purchaser and their respective heirs, administrators, executors, successors and permitted assigns.  This Subscription Agreement may not be assigned by the Issuer and may only be transferred or assigned by the Purchaser: (i) subject to compliance with applicable Securities Law, and (ii) with the prior written consent of the Issuer.

13.	Entire Agreement

This Subscription Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  There are no conditions, representations, warranties, covenants or other agreements, express or implied, collateral, statutory or otherwise, between the parties hereto relating to the subject matter hereof, except as specifically set out, referred to or incorporated by reference herein.

14.	Amendments and Waivers

No amendment to this Subscription Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto.  No waiver of any breach of any provision of this Subscription Agreement will be effective or binding unless made in writing and signed by the waiving party.

15.	Language

The parties hereto confirm their express wish that this Subscription Agreement and all documents and agreements directly or indirectly relating hereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que la présente ainsi que tous les documents et contrats s’y rattachant directmente ou indirectmente soient rédigés en anglais.

16.	Time of Essence

Time shall be of the essence of this Subscription Agreement in all respects.

17.	Facsimile Deliveries and Counterparts

The Issuer shall be entitled to rely on delivery by facsimile or electronic copy via PDF of a copy of this Subscription Agreement executed by the Purchaser, and acceptance by the Issuer of such executed Subscription Agreement shall be legally effective to create a valid and binding agreement between the Purchaser and the Issuer in accordance with the terms hereof.  In addition, this Subscription Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

18.	Extended Meanings and Headings

In this Subscription Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts and unincorporated associations. The headings contained herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

19.	Currency

All references to currency herein are to lawful money of the United States, unless otherwise stated herein.

20.	Further Assurances

Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the closing of the transactions contemplated hereby, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Subscription Agreement.

Schedule A
United States Subscribers Representation Letter

This Representation Letter is being delivered in connection with the execution and delivery of the Subscription Agreement of the undersigned subscriber (the “Subscriber”) in connection with the purchase of Common Shares (the “Common Shares”) of Response Biomedical Corp. (the “Corporation”).  Capitalized terms used herein and not defined herein will have the meanings ascribed thereto in the Subscription Agreement.  The Subscriber represents, warrants and covenants (which representations, warranties and covenants will survive the Closing Date) on its own behalf and, if applicable, on behalf of any beneficial purchaser for whom the Subscriber is contracting hereunder to and with the Corporation and acknowledges that the Corporation and their respective counsel are relying thereon that:

(a)
The Subscriber is (i) purchasing the Common Shares as principal for its own account and not for the benefit of any other person and it is an “accredited investor” who satisfies one or more of the criteria of Rule 501(a) of Regulation D) (a “U.S. Accredited Investor”); or (ii) subscribing for the Common Shares as agent for a beneficial purchaser disclosed on the execution page of this Subscription Agreement, in a transaction in which the Subscriber is exercising sole investment discretion with respect to the purchase of the Common Shares and the Subscriber and each disclosed purchaser for whom it is acting is a U.S. Accredited Investor and is purchasing as principal for its own account and not for the benefit of any other person; and the Subscriber has initialled the category of U.S. Accredited Investor applicable to the Subscriber and any beneficial purchaser below.

(b)
The Subscriber (and, if the Subscriber is acting on behalf of a beneficial purchaser, such beneficial purchaser) is a U.S. Accredited Investor as a result of satisfying the requirements of the paragraphs below that the Subscriber has indicated (the line identified as “BP” is to be initialled by the undersigned if the beneficial purchaser, if any, satisfies the requirements of the corresponding paragraph).

____ ____	(BP)
(i) any bank as defined in Section 3(a)(2) of the U.S. Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act whether acting in its individual or fiduciary capacity;

____ ____	(BP)	(ii) any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

____ ____	(BP)	(iii) any insurance company as defined in Section 2(a)(13) of the U.S. Securities Act;

____ ____	(BP)	(iv) any investment company registered under the Investment Company Act of 1940, or a business development company as defined in Section 2(a)(48) of that Act;

____ ____	(BP)	(v) any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

____ ____	(BP)
(vi) any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of US$5,000,000;

____ ____	(BP)
(vii) any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are U.S. Accredited Investors;

____ ____	(BP)	(viii) any private business development company as defined in Section 202(a)(22) of the Investments Advisers Act of 1940;

____ ____	(BP)
(ix) any organization described in section 501(c)(3) of the Internal Revenue Code of 1986, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the Common Shares offered, with total assets in excess of US$5,000,000;

____ ____	(BP)	(x) any director or executive officer of the Corporation;

____ ____	(BP)	(xi) any natural person whose individual net worth, or joint net worth with that person’s spouse, at the date hereof exceeds US$1,000,000;

(Note: The value of an individual’s primary residence may not be included in this net worth calculation, and any indebtedness in excess of the value of an individual’s primary residence should be considered a liability and should be deducted from an individual’s net worth.)

____ ____	(BP)
(xii) any natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

____ ____	(BP)
(xiii) any trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the Common Shares offered, whose purchase is directed by a sophisticated person, being defined as a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment or

____ ____	(BP)	(xiv) any entity in which all of the equity owners meet the requirements of at least one of the above categories.

If the Subscriber is an individual who has marked (b)(xi) or (b)(xii) above, the Corporation may request additional information to confirm the Subscriber’s net worth or income, as applicable.

(c)
The Subscriber has not purchased the Common Shares as a result of any form of “general solicitation” or “general advertising” (as those terms are used in Rule 502(c) of Regulation D), including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or the Internet or broadcast over radio, television, or the Internet or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(d)
The Subscriber has had access to such information concerning the Corporation as it has considered necessary or appropriate in connection with its investment decision to acquire the Common Shares and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and it is able to bear the economic risk of loss of its investment in the Common Shares.

(e)
The Subscriber understands and acknowledges that none of the Common Shares have been registered under the U.S. Securities Act or the securities laws of any state, and that the Common Shares are being offered and sold to a limited number of U.S. Accredited Investors in transactions exempt from registration under the U.S. Securities Act and applicable state securities laws; accordingly, the Common Shares are or will be when issued, as applicable, “restricted securities” within the meaning of Rule 144(a)(3) of the U.S. Securities Act.

(f)
The Subscriber, and each beneficial purchaser, if any, is acquiring the Common Shares for its own account as principal and not with a view to any resale, distribution or other disposition of Common Shares in violation of United States federal or state securities laws, provided, however, that by making these representations, the Subscriber does not agree to hold the Common Shares for any specific term and reserves the right to dispose of the Common Shares in accordance with applicable securities laws.

(g)
The Subscriber understands that if it (or any beneficial purchaser on whose behalf it is acting) decides to offer, sell, pledge or otherwise transfer any of the Common Shares they may be offered, sold, pledged or otherwise transferred only (i) to the Corporation, (ii) pursuant to a registration statement that has been declared effective under the U.S. Securities Act and is available for resale of the Common Shares, (iii) outside the United States in compliance with Rule 904 of Regulation S and in compliance with applicable local laws and regulations, or (iv) in compliance with an exemption from registration under the U.S. Securities Act including Rule 144 thereunder, if available, and, in each case, in compliance with any applicable state securities laws.  The Subscriber further understands and agrees that in the event of a transfer of the Common Shares pursuant to the foregoing clause (iii) or (iv), the Corporation will require a legal opinion of counsel of recognized standing, or other evidence, reasonably satisfactory to the Corporation that such transfer is exempt from registration under the U.S. Securities Act and applicable state securities laws.

(h)
The Subscriber understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, the certificates evidencing the Purchased Securities will be endorsed with, or the ownership statement issued under a direct registration system or other electronic book-entry system will bear, the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS (I) SOLD OR TRANSFERRED TO THE CORPORATION, (II) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, (III) SUCH SALE OR TRANSFER IS EFFECTED OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND APPLICABLE LOCAL LAWS AND REGULATIONS OR (IV) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH SALE OR TRANSFER. THE HOLDER FURTHER UNDERSTANDS AND AGREES THAT IN THE EVENT OF A TRANSFER PURSUANT TO CLAUSES (III) OR (IV), THE CORPORATION WILL REQUIRE A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

provided, that if the Common Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S, the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Corporation and to the Corporation, in substantially the form set forth as Annex A hereto (or in such other form as the Corporation, acting reasonably, may prescribe from time to time) and, if requested by the Corporation or the registrar and transfer agent, an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation and the registrar and transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; provided further, that if any of the Common Shares are being sold pursuant to Rule 144 under the U.S. Securities Act and in compliance with any applicable state securities laws or are eligible to be sold by the holder thereof pursuant to Rule 144 under the U.S. Securities Act without restriction thereunder, the legend may be removed by delivery to the Corporation’s registrar and transfer agent of an opinion satisfactory to the Corporation and its registrar and transfer agent, as applicable, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws.

(i)
The Subscriber consents to the Corporation making a notation on its records or giving instruction to the registrar and transfer agent of the Corporation in order to implement the restrictions on transfer with respect to the Common Shares set forth and described herein.

(j)
The Subscriber understands that, except as otherwise set forth in this Subscription Agreement, (i) the Corporation is not obligated to file and has no present intention of filing with the U.S. Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Common Shares in the United States, (ii)  there are substantial restrictions on the transferability of the Common Shares, and (iii) it may not be possible for the Subscriber to readily liquidate his, her or its investment in case of an emergency at any time.

(k)
The Subscriber understands and agrees that there may be material tax consequences to it of an acquisition, holding or disposition of the Common Shares.  The Corporation gives no opinion and makes no representation with respect to the tax consequences to the Subscriber under United States, state, local or foreign tax law of its acquisition, holding or disposition of the Common Shares, and the Subscriber acknowledges that it is solely responsible for determining the tax consequences to it with respect to its investment, including whether the Corporation will at any given time be deemed a “passive foreign investment company” within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

(l)
The Subscriber is aware that its ability to enforce civil liabilities under the United States federal securities laws may be affected adversely by, among other things: (i) the fact that the Corporation is organized under the laws of Canada; (ii) some or all of the directors and officers may be residents of countries other than the United States; and (iii) all or a substantial portion of the assets of the Corporation and such persons may be located outside the United States.

(m)
The office or other address of the Subscriber at which the Subscriber received and accepted the offer to purchase the Common Shares is the address listed as the “Purchaser’s Address” on the face page of the Subscription Agreement.

(n)
That the funds representing the Aggregate Subscription Amount which will be advanced by the Subscriber to the Corporation hereunder will not represent proceeds of crime for the purposes of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”) and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber’s name and other information relating to the subscription agreement and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to the PATRIOT Act.  No portion of the Aggregate Subscription Amount to be provided by the Subscriber (i) has been or will be derived from or related to any activity that is deemed criminal under the laws of the United States, or any other jurisdiction, or (ii) is being tendered on behalf of a person or entity who has not been identified to or by the Subscriber, and it shall promptly notify the Corporation if the Subscriber discovers that any of such representations ceases to be true and provide the Corporation with appropriate information in connection therewith.

(o)	The provisions of this Representation Letter will be true and correct both as of the date of execution of this Subscription Agreement and as of the Closing Date.

The Subscriber undertakes to notify the Corporation immediately of any change in any representation, warranty or other information relating to the Subscriber or, if applicable, the beneficial purchaser set forth herein, which takes place prior to the Closing Date.

DATED at __________________________      this ___ day of _______________, 20_____.

ORBIMED ASSOCIATES III, LP By: OrbiMed Advisors LLC, its Managing Member

By:
Name:
Title: Member

ANNEX A TO SCHEDULE A
FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:                      Response Biomedical Corp.

AND TO:                      The registrar and transfer agent for the securities of Response Biomedical Corp.

The undersigned (A) acknowledges that the sale of the securities of Response Biomedical Corp. (the “Company”) [represented by certificate number/described in the direct registration system advice with holder account number]  ___________________, to which this declaration relates was made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as the same has been, and hereafter from time to time, may be amended (the “U.S. Securities Act”) and (B) certifies that (1) the undersigned is not an “affiliate” of the Company as that term is defined in Rule 405 under the U.S. Securities Act, a “distributor” or an affiliate of “distributor”, (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed on or through the facilities of a “designated offshore securities market” (as defined in Rule 902 of Regulation S under the U.S. Securities Act) and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any “directed selling efforts” in the United States in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing-off” the resale restrictions imposed because the securities are “restricted securities” as that term is described in Rule 144(a)(3) under the U.S. Securities Act, (5) the seller does not intend to replace such securities sold in reliance on Rule 904 of the U.S. Securities Act with fungible unrestricted securities, and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Unless otherwise specified, terms set forth above in quotation marks have the meanings given to them by Regulation S under the U.S. Securities Act.

DATED at __________        this ___ day of __________, 20__.

By:
Name:
Title:

AFFIRMATION BY SELLER’S BROKER-DEALER (REQUIRED FOR SALES IN ACCORDANCE WITH SECTION (B)(2)(B) ABOVE)

We have read the foregoing representations of our customer, _________________________ (the “Seller”) dated _______________________, with regard to our sale, for such Seller’s account, of the securities of the Company described therein, and on behalf of ourselves we certify and affirm that (A) we have no knowledge that the transaction had been prearranged with a buyer in the United States, (B) the transaction was executed on or through the facilities of a “designated offshore securities market” (as defined in Rule 902 of Regulation S under the U.S. Securities Act); (C) neither we, nor any person acting on our behalf, engaged in any directed selling efforts in connection with the offer and sale of such securities, and (D) no selling concession, fee or other remuneration is being paid to us in connection with this offer and sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Name of Firm

By:		Date:
Authorized officer